Exhibit 10.24

August 14, 2020

Mr. Jack A. Khattar
105 Alderwood Drive
Gaithersburg, MD 20878
khattar.jack@gmail.com

Dear Jack:

Following our recent discussions, I am pleased to invite you to join the Board of Directors of Cognition Therapeutics, Inc. (the "Company") as an outside director, subject to election by the Company’s stockholders, on the following basis:

1.	Position. Upon your acceptance of this letter, your nomination and election as a director will be submitted to the stockholders of the Company for approval.

2.	Duties; Time Commitment. As an outside director, you will be expected to attend the meetings of the Board of Directors and the Committees of the Board on which you serve. It is contemplated that the Board will meet in person three times a year and by telephone three times a year and may hold special meetings from time to time, either in person or by telephone. It is also contemplated that you will be appointed certain Committees of the Board, to be discussed at an upcoming Board meeting. It is anticipated that each Committee of the Board will meet four times a year and as otherwise needed. Board meetings are scheduled upon prior consultation with directors and are typically held in New York, NY. The next Board meeting is currently scheduled for September 16, 2020.

3.	Compensation.

a.	Annual Retainer. For so long as you continue to serve as a director of the Company, and subject to approval by the Board, you shall be entitled to receive an annual retainer of $50,000, payable on a quarterly basis. Such retainer shall be pro-rated for any partial year.

b.	Equity Award(s). For serving as an outside director, subject to the approval of the Board, following your election to the Board by the Company's stockholders Company will grant to you a one-time nonqualified stock option exercisable for the purchase of 135,000 shares of Common Stock, which will vest in four equal installments of 33,750 shares on the first, second, third and fourth anniversaries of the date of your election to the Board, provided that you continue to serve as a director of the Company on the applicable vesting date. If a change of control of the Company occurs prior to the termination of this stock option and before the stock option is vested in full, this stock option will vest in full upon the closing of the change of control. The Board has also approved in principle the grant of an additional nonqualified stock option exercisable for the purchase of 25,000 shares of Common Stock on each anniversary date of the date of your election to the Board, which would vest in four equal annual increments provided that you continue to serve as a director of the Company on the applicable vesting date. Each stock option will be granted under an equity incentive plan established by the Company, and subject to your execution of a nonqualified stock option agreement, at an exercise price determined in accordance with the equity incentive plan and applicable law; and containing such other terms and conditions as are determined by the Board. The initial stock option is expected to have an exercise price of $.37 per share based on a recent valuation of the Company's Common Stock.

4.	Expenses. The Company will pay or reimburse the reasonable, authorized expenses incurred by you in the discharge of your duties as a director, in accordance with the general practices and policies of the Company and upon the submission of appropriate documentation.

5.	Fiduciary Obligations; Governance. The Company is governed by Delaware law. The structure, practices and authority of the Board, including matters relating to the size and composition of the Board, the election and removal of directors, requirements relating to Board action and the appointment of executive officers, are governed by the Company's Certificate of Incorporation and By-laws, as each may be amended from time to time.

6.	Term; Termination. This letter and your acceptance do not create a contract or promise for you to serve as a director of the Company for a definite period of time. Therefore, you are free to resign for any reason or for no reason. Similarly, the Company is free to conclude its relationship with you at any time in accordance with applicable law and corporate governance principles.

7.	Indemnification. The Company maintains directors and officers liability insurance. The Company will also indemnify you under its Certificate of Incorporation and By-Laws and under a separate Indemnification Agreement between you and the Company.

8.	Proprietary Information. You agree that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company's business, business relationships or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. In consideration for the Company sharing with you the Company's Proprietary Information, you agree (a) that you will not disclose any Proprietary Information to any person or entity other than employees or advisors of the Company or use the same for any purposes (other than in the performance of your duties as a member of the Board) without written approval by an officer of the Company, either during or after you serve as a member of the Board, unless and until such Proprietary Information has become public knowledge without your fault, and (b) that any materials containing Proprietary Information which shall come into your custody or possession shall be and are the exclusive property of the Company to be used only in the performance of your duties for the Company. All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company or destroyed, at the Company's election, upon the earlier of (i) the Company's request, or (ii) termination of your service on the Board. After such delivery or destruction, you shall not retain any such materials or copies thereof or any such tangible property. You agree that your obligations not to disclose or to use Proprietary Information and materials containing Proprietary Information and to return materials and tangible property also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to you or the Company.

9.	Independent Contractor. You will render services to the Company as an independent contractor. As such, you will not be entitled to any benefits paid by the Company to its employees. You will be solely responsible for any tax consequences applicable to you by reason of this appointment and your services to the Company, and the Company will not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to your performance of services to the Company.

10.	Obligations to Third Parties. You represent that your service as a member of the Board does not and will not breach any agreement you have with any current or former employer or any other person (including without limitation any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or other.

11.	Governing Law. The terms of this letter shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

12.	Successors and Assigns. This relationship is personal to you. You may not assign any of your rights and/or obligations under this letter to any other person except as expressly permitted by the Company. The provisions of this letter shall inure to the successors and assigns of the Company.

13.	Entire Agreement; Amendment. This letter and the Indemnification Agreement supersede all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitute the entire agreement between you and the Company pertaining to the subject matter hereof. The provisions of this letter may be amended only in writing and only if the writing is signed by you and authorized officer of the Company.

14.	Counterparts. This letter may be executed in two counterparts, both of which shall be considered one and the same agreement, and shall become a binding agreement when signed by each party and delivered to the other party. An executed counterpart of this letter may be delivered by electronic or facsimile transmission.

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If the foregoing is acceptable to you, please sign, date and return a copy of this letter to the Company. The invitation set forth in this letter will expire if not accepted by August 28, 2020.

Sincerely,

COGNITION THERAPEUTICS, INC.

By:	/s/ Robert Gailus
Robert Gailus
Chairman of the Board

AGREED AND ACCEPTED BY:

/s/ Jack A. Khattar	August 21, 2020
Jack A. Khattar